KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF FISCAL 2014

RAISES OUTLOOK FOR THE FULL FISCAL YEAR

Winston-Salem, NC – May 30, 2013 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the first quarter of fiscal 2014, ended May 5, 2013. The Company also raised its guidance for the full year.

First Quarter Fiscal 2014 Highlights Compared to the Year-Ago Period:

  Revenues increased 11.2% to $120.6 million from $108.5 million
  Company same store sales rose 11.4%, the eighteenth consecutive quarterly increase
  Operating income rose 40% to $15.2 million from $10.8 million
  Adjusted net income rose 37% to $14.1 million ($0.20 per share) from $10.3 million ($0.14 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $8.0 million ($0.11 per share) compared to $6.0 million ($0.08 per share) in the first quarter last year
  Cash provided by operating activities was $14.4 million compared to $10.4 million in the first quarter last year

Chairman, President and Chief Executive Officer James H. Morgan commented: “Our exceptional performance in the first quarter is a testament to both the strength of our brand and the dedication of our team members and franchisees worldwide. It is also evidence of our ongoing momentum which we believe will make this another outstanding year at Krispy Kreme. We continue to believe we are in the very early stages of developing Krispy Kreme’s long-term potential as we continue to execute on our strategic priorities, demonstrate our capability to grow same store sales, generate significant operating cash flow, and increase earnings over the long term. While our same store sales numbers over the next three quarters are likely to be less dramatic as we come up against our outstanding comp performance last year, we are confident in our belief that we can deliver strong and sustainable financial returns for our shareholders. We are, therefore, pleased to raise our annual outlook for fiscal 2014 adjusted earnings from between $0.53 and $0.57 to between $0.59 and $0.63 per share. We look forward to reporting our ongoing results as fiscal 2014 progresses.”

First Quarter Fiscal 2014 Results

Consolidated Results

For the first quarter ended May 5, 2013, revenues increased 11.2% to $120.6 million from $108.5 million.

Direct operating expenses increased to $96.6 million from $88.7 million, but as a percentage of total revenues fell to 80.0% from 81.7%. General and administrative expenses decreased to $6.1 million from $6.5 million in the year-ago period and, as a percentage of total revenues, decreased to 5.0% from 6.0%.

Operating income rose 40% to $15.2 million from $10.8 million.

Adjusted net income was $14.1 million ($0.20 per share) compared to $10.3 million ($0.14 per share) in the first quarter last year.

Net income was $8.0 million ($0.11 per share) compared to $6.0 million ($0.08 per share) in the first quarter last year.

Segment Results

Company Stores revenues increased 11.7% to $81.9 million from $73.3 million. Same store sales at Company stores rose 11.4%, the eighteenth consecutive quarterly increase, driven principally by higher traffic with a lesser contribution from pricing. Company Stores segment operating income improved to $5.3 million from $2.9 million in the first quarter last year.

Domestic Franchise revenues rose 9.0% to $2.9 million from $2.6 million, reflecting higher royalties slightly offset by lower franchise fees. Total sales by domestic franchisees rose 12.5%, while same store sales increased 11.3%. Domestic Franchise costs and expenses in the quarter include increases over last year related to the addition of new personnel and other costs associated with the execution of our domestic franchise expansion program. The Domestic Franchise segment posted operating income $1.4 million compared to $1.6 million in the first quarter last year.

International Franchise revenues increased 6.9% to $6.4 million from $6.0 million, reflecting higher royalties and initial franchise fees. Sales by international franchise stores rose 5.1%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 7.3%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. International Franchise costs and expenses in the quarter included a provision of approximately $120,000 for potential uncollectible accounts as well as higher personnel and personnel-related costs to support continuing and anticipated international growth. International Franchise segment operating income was flat with the first quarter of last year at $4.5 million.

KK Supply Chain revenues (including sales to Company stores) rose 11.2% to $59.8 million from $53.8 million in the same period last year. External KK Supply Chain revenues rose 10.9% to $29.4 million from $26.5 million in the year-ago period. KK Supply Chain generated operating income of $10.2 million in the first quarter of fiscal 2014, up from $8.5 million in the first quarter last year. Lower provisions for potentially uncollectible accounts and for slow moving inventories, positive mark-to-market adjustments on derivative positions, and economies of scale contributed to the margin improvement.

Outlook

First quarter results exceeded management’s expectations. While comparisons will be more challenging for the balance of the fiscal year due to the Company’s outstanding performance in the comparable fiscal 2013 periods, management is increasingly optimistic about the Company’s prospects going forward. Accordingly, the Company is raising its fiscal 2014 outlook for adjusted net income to between $42 million and $45 million from the previous forecast of between $37 million and $40 million. The Company also is raising its forecast for adjusted earnings per share for fiscal 2014 to between $0.59 and $0.63 compared to the previous range of $0.53 to $0.57. The revised forecast reflects not only the Company’s outperformance in the first quarter, but also higher expectations for the balance of fiscal 2014. Achievement of the increased forecast would represent a year-over-year increase in adjusted earnings per share of between 26% and 34% from the $0.47 per share reported on a 52-week basis for fiscal 2013.

Conference Call

The Company will host a conference call to review financial results for the first quarter as well as its outlook for the balance of fiscal 2014 this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 415-3178 or, for international callers, by dialing (857) 244-7321. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 41866153. The audio replay will be available through June 6, 2013. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 770 locations in 22 countries around the world. Connect with Krispy Kreme at www.krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with implementation of new technology platforms. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended
	May 5,	April 29,
	2013	2012
	(In thousands, except per share amounts)
Revenues	$120,625	$108,496
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization expense
shown below)	96,558	88,691
General and administrative expenses	6,055	6,458
Depreciation and amortization expense	2,820	2,482
Impairment charges and lease termination costs	8	31
Operating income	15,184	10,834
Interest income	61	27
Interest expense	(437)	(398)
Equity in losses of equity method franchisees	(53)	(50)
Other non-operating income and (expense), net	(5)	78
Income before income taxes	14,750	10,491
Provision for income taxes	6,751	4,465
Net income	$7,999	$6,026

Earnings per common share:
Basic	$0.12	$0.09
Diluted	$0.11	$0.08

Weighted average shares outstanding:
Basic	67,012	69,562
Diluted	70,578	71,888

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	May 5,	February 3,
	2013	2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,723	$66,332
Receivables	26,166	25,627
Receivables from equity method franchisees	745	705
Inventories	14,408	12,358
Deferred income taxes	23,223	23,323
Other current assets	5,837	6,439
Total current assets	145,102	134,784
Property and equipment	80,339	78,024
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	24,140	24,195
Deferred income taxes	87,083	93,088
Other assets	10,813	11,847
Total assets	$347,477	$341,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,029	$2,148
Accounts payable	13,439	12,198
Accrued liabilities	27,985	32,330
Total current liabilities	43,453	46,676
Long-term debt, less current maturities	22,110	23,595
Other long-term obligations and deferred credits	26,262	25,235

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	355,283	354,068
Accumulated other comprehensive loss	(332)	(338)
Accumulated deficit	(99,299)	(107,298)
Total shareholders’ equity	255,652	246,432
Total liabilities and shareholders’ equity	$347,477	$341,938

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended
	May 5,	April 29,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,999	$6,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,820	2,482
Deferred income taxes	6,105	4,234
Accrued rent expense	217	114
(Gain) loss on disposal of property and equipment	(147)	229
Share-based compensation	946	1,377
Provision for doubtful accounts	52	48
Amortization of deferred financing costs	124	103
Equity in losses of equity method franchisees	53	50
Other	(173)	(67)
Change in assets and liabilities:
Receivables	(495)	(155)
Inventories	(2,132)	482
Other current and non-current assets	3,084	540
Accounts payable and accrued liabilities	(4,290)	(5,131)
Other long-term obligations and deferred credits	230	32
Net cash provided by operating activities	14,393	10,364
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,459)	(1,317)
Proceeds from disposals of property and equipment	613	41
Other investing activities	183	(36)
Net cash used for investing activities	(4,663)	(1,312)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,608)	(545)
Deferred financing costs	-	(11)
Proceeds from exercise of stock options	269	-
Proceeds from exercise of warrants	-	9
Repurchase of common shares	-	(1,300)
Net cash used for financing activities	(1,339)	(1,847)
Net increase in cash and cash equivalents	8,391	7,205
Cash and cash equivalents at beginning of period	66,332	44,319
Cash and cash equivalents at end of period	$74,723	$51,524

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 3, 2013, the Company had net deferred income tax assets of approximately $116 million, of which approximately $76 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $206 million.

In fiscal 2012, the Company reversed approximately $139.6 million of valuation allowances against its deferred income tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal has the effect of reducing the Company’s earnings in fiscal 2013 and 2014 as a result of an increase in the provision for income taxes. This negative effect on earnings after fiscal 2012 occurs because the reversal of the valuation allowance resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years; absent the reversal of the valuation allowance, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, in years after fiscal 2012, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, more closely reflects the blended federal and state income tax rates in jurisdictions in which the Company operates.

Because of the increase in the Company’s effective income tax rate resulting from the reversal of a valuation allowance, the Company’s income tax expense in years after fiscal 2012 is not comparable to income tax expense in fiscal 2012 and earlier years. In addition, until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company.

The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year. Fiscal 2013 contained 53 weeks, while fiscal 2014 and 2012 each contain 52 weeks.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's		Historical Periods
	Earnings Guidance		Three Months Ended		Year Ended
	Year Ending February 2, 2014		May 5,	April 29,	February 3,
	From	To	2013	2012	2013
	(In thousands, except per share amounts)
Net income, as reported	$25,000	$27,000	$7,999	$6,026	$20,779
Provision for deferred income taxes	17,000	18,000	6,105	4,234	13,413
Adjusted net income	$42,000	$45,000	14,104	10,260	34,192
Earnings for the 53rd week			-	-	(1,273)
Adjusted net income - 52 week basis			$14,104	$10,260	$32,919

Adjusted earnings per common share:
Basic	$0.62	$0.66	$0.21	$0.15	$0.51
Diluted	$0.59	$0.63	$0.20	$0.14	$0.49

Adjusted earnings per common share - 52 week basis:
Basic			$0.21	$0.15	$0.49
Diluted			$0.20	$0.14	$0.47

Weighted average shares outstanding:
Basic	68,000	68,000	67,012	69,562	67,624
Diluted	71,000	71,000	70,578	71,888	69,896

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended
	May 5,	April 29,
	2013	2012
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$40,794	$35,476
Wholesale sales	41,127	37,865
Company Stores revenues	81,921	73,341
Domestic Franchise	2,871	2,633
International Franchise	6,445	6,027
KK Supply Chain:
Total revenues	59,811	53,785
Less – intersegment sales elimination	(30,423)	(27,290)
External KK Supply Chain revenues	29,388	26,495
Total revenues	$120,625	$108,496

Operating income:
Company Stores	$5,314	$2,948
Domestic Franchise	1,439	1,569
International Franchise	4,531	4,494
KK Supply Chain	10,239	8,477
Total segment operating income	21,523	17,488
Unallocated general and administrative expenses	(6,331)	(6,623)
Impairment charges and lease termination costs	(8)	(31)
Consolidated operating income	$15,184	$10,834

Depreciation and amortization expense:
Company Stores	$2,354	$2,097
Domestic Franchise	14	55
International Franchise	3	3
KK Supply Chain	173	162
Corporate administration	276	165
Total depreciation and amortization expense	$2,820	$2,482

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended
	May 5,	April 29,
	2013	2012
Systemwide Sales (in thousands):(1)
Company stores	$81,121	$72,805
Domestic Franchise stores	80,986	71,972
International Franchise stores	110,255	104,920
International Franchise stores, in constant dollars(2)	110,255	101,514

Change in Same Store Sales (on-premises sales only):(3)
Company stores	11.4%	2.1%
Domestic Franchise stores	11.3%	5.8%
International Franchise stores	(11.0)%	(7.9)%
International Franchise stores, in constant dollars(2)	(7.3)%	(7.4)%

Company Stores - Change in Same Store Sales:
Retail pricing	3.0%	2.6%
Guest check average (exclusive of pricing)	(0.2)	(1.7)
Customer count	8.7	1.1
Other	(0.1)	0.1
Total	11.4%	2.1%

Change in Same Store Customer Count - Company stores
(retail sales only)	10.3%	1.3%

Average guest check - Company stores (retail sales only)	$7.33	$7.14

Company stores - store operating weeks	1,218	1,196

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(4.2)%	(4.5)%
Change in average weekly sales per door	15.8%	8.2%
Convenience stores:
Change in average weekly number of doors	(2.6)%	(10.6)%
Change in average weekly sales per door	7.3%	14.8%

1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at May 5, 2013:
Company:
Factory	74	-	74
Satellite	21	-	21
Total Company	95	-	95
Franchise:
Factory	102	121	223
Satellite	44	411	455
Total franchise	146	532	678
Total systemwide	241	532	773

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended May 5, 2013
February 3, 2013	97	651	748
Opened	1	28	29
Closed	-	(4)	(4)
Transferred	(3)	3	-
May 5, 2013	95	678	773

Quarter ended April 29, 2012
January 29, 2012	92	602	694
Opened	-	23	23
Closed	-	(25)	(25)
April 29, 2012	92	600	692

KRISPY KREME CONTACTS: Media - Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com